CONTINUCARE CORPORATION REPORTS
FINANCIAL RESULTS FOR THIRD QUARTER
OF FISCAL 2004

        Miami, FL, May 14, 2004 — Continucare Corporation (AMEX: CNU) today reported financial results for its third quarter of fiscal 2004.

Third Quarter Results

        For the three months ended March 31, 2004, total revenue was $25.9 million, compared to $24.2 million for the three months ended March 31, 2003. Income from operations during the third fiscal quarter of 2004 was $2.2 million compared to income of $0.5 million in the same period one year ago. Income from continuing operations in the third quarter of fiscal 2004 was $1.9 million compared to income of $0.4 million in the year-ago period. Loss from discontinued operations during the third fiscal quarter was $0.4 million compared to a loss of $0.1 million in the year-ago period. Net income for the third quarter of fiscal 2004 was $1.5 million, or $.03 per diluted share, compared to a net income of $0.3 million, or $0.01 per diluted share, one year ago.

Nine-Month Result

        For the nine months ended March 31, 2004, total revenue was $75.3 million compared to $71.7 million for the nine months ended March 31, 2003. Income from operations during the nine-month period was $3.8 million compared to $1.3 million in the same period one year ago. Income from continuing operations during the nine-month period was $5.3 million compared to $0.6 million in the year-ago period. Loss from discontinued operations during the nine-month period was $1.6 million compared to a loss of $1.4 million in the same period one year ago. Net income for the nine-month period was $3.7 million, or $.08 per diluted share, compared to a net loss of $0.8 million, or $0.02 per diluted share, one year ago.

        Income from continuing operations during the nine months ended March 31, 2004 includes other income of $2.2 million relating to the settlement of an alleged Medicare obligation. The alleged obligation related to rehabilitation clinics that were previously operated by a former Continucare subsidiary and were sold in 1999. The Centers for Medicare & Medicaid Services (“CMS”) had alleged that Medicare overpayments were made relating to services rendered by these clinics and other related clinics during a period in which they were operated by entities other than Continucare. In an effort to resolve the matter with CMS and avoid aggressive collection efforts that could have disrupted Continucare’s business, in 2002 Continucare entered into a memorandum of understanding pursuant to which it agreed to begin making payments to resolve the alleged liability while also retaining the right to dispute the alleged overpayments. Continucare requested that the alleged liability be reconsidered and, in October 2003, it was notified that the liability had been reduced from the originally asserted amount of $2.4 million to approximately $200,000.

        The discontinued operations reflected in Continucare’s financial results relate to its former home health operations which were disposed of in a series of transactions completed in the third fiscal quarter of fiscal 2004 and a group of independent physician contracts terminated effective January 1, 2003.

        Commenting on the financial results, Richard C. Pfenniger, Jr., Continucare’s Chief Executive Officer, said, “We are making good progress with our business as evidenced by the increases in revenues, income from continuing operations and net income during our third fiscal quarter. This improvement reflects higher per member premiums associated with our Medicare Advantage (formerly known as Medicare + Choice) patients resulting from the adoption of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the increased phase-in of the Medicare risk adjustment program. Also, during the quarter we meaningfully streamlined our business through the disposition of our home health agencies. Although accounting for only a small portion of our revenues, those agencies had historically significantly reduced our overall operating results. In addition, subsequent to quarter-end, as previously announced, we increased our shareholders’ equity by approximately $8.2 million to over $15.0 million through the conversion of outstanding convertible promissory notes and a private placement of our common stock.”

        Continucare Corporation (www.continucare.com), headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the business of providing outpatient physician care services through managed care, Medicare direct and fee for service arrangements.

        Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements include risks and uncertainties, which may affect our business and prospects and cause actual results to differ materially from those set forth in the forward-looking statements. These factors include, without limitation, our ability to service our indebtedness and respond to capital needs, the ability to achieve expected levels of patient volumes and control the costs of providing services, pricing pressures exerted on us by managed care organizations, the level of payment we receive from governmental programs and third party payors, the ability to attract and retain qualified medical professionals, future legislation changes in governmental regulations, including possible changes in Medicare programs that may impact reimbursements to health care providers and insurers, the impact of the Medicare Risk Adjustment on payments we receive for our managed care operations , technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care, changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, the loss of significant contracts, our current dependence on two HMOs for substantially all of our revenues, delays in receiving payments, the collectibility of uninsured accounts and deductible and co-pay amounts, Federal and state investigations, changes in estimates and judgments associated with our critical accounting policies, impairment charges that could be required in future periods, general economic conditions and uncertainties generally associated with the health care business. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our annual report on Form 10-K for the fiscal year ended June 30, 2003 and other filings with the SEC. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Richard C. Pfenniger, Jr.
Chief Executive Officer
Continucare Corporation
80 Southwest 8th Street
Miami, Florida 33130
(305) 350-7557

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three-Months Ended		Nine-Months Ended
	3/31/04	3/31/03	3/31/04	3/31/03

Revenue
Medical services revenue, net	$25,705,431	$24,187,129	$74,812,607	$71,651,111
Management fee revenue	195,274	--	519,733	--

Total Revenue	25,900,705	24,187,129	75,332,340	71,651,111
Operating expenses
Medical services:
Medical claims	18,984,500	18,345,344	55,932,729	54,749,622
Other direct costs	3,009,934	2,771,354	8,761,813	8,144,176

Total medical services	21,994,434	21,116,698	64,694,542	62,893,798

Administrative payroll and employee benefits	1,031,724	977,798	2,918,040	2,909,282
General and administrative	716,270	1,592,384	4,297,005	4,568,507
Gain on extinguishment of debt	--	--	(350,000)	--

Total operating expenses	23,742,428	23,686,880	71,559,587	70,371,587

Income from operations	2,158,277	500,249	3,772,753	1,279,524
Other income (expense)
Interest income	716	1,341	2,792	5,068
Interest expense	(253,602)	(80,535)	(742,203)	(690,477)
Medicare settlement related to terminated operations	--	--	2,218,278	--

Income from continuing operations	1,905,391	421,055	5,251,620	594,115

Income (loss) from discontinued operations:
Home health operations (including loss on disposal of
$457,000 in the nine-month period ended March 31,
2004)	(394,156)	(417,049)	(1,666,934)	(1,404,849)
Terminated IPA	--	294,370	73,091	44,984

Total loss from discontinued operations	(394,156)	(122,679)	(1,593,843)	(1,359,865)

Net income (loss)	$1,511,235	$298,376	$3,657,777	$(765,750)

Basic net income (loss) per common share:
Income from continuing operations	$.05	$.01	$.12	$.01
Loss from discontinued operations	(.01)	--	(.03)	(.03)

Net income (loss)	$.04	$.01	$.09	$(.02)

Diluted net income (loss) per common share:
Income from continuing operations	$.04	$.01	$.11	$.01
Loss from discontinued operations	(.01)	--	(.03)	(.03)

Net income (loss)	$.03	$.01	$.08	$(.02)

Basic weighted average number of common shares
outstanding	42,599,649	40,555,094	42,452,016	40,251,186

Diluted weighted average number of common shares
outstanding	49,256,367	40,555,094	48,255,033	40,251,186

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2003 (Unaudited)	June 30, 2003
Current assets:
Cash and cash equivalents	$1,206,002	$160,743
Certificates of deposit, current	100,905	101,258
Accounts receivable, net of allowance for doubtful accounts of $4,927,000 and
$4,823,000, respectively	186,651	323,443
Other receivables	386,550	410,765
Due from Medicare, net	155,003	258,930
Due from HMOs, net of a liability for incurred but not reported medical claims
expense of $11,758,000 and $13,014,000, respectively	3,050,084	1,414,469
Prepaid expenses and other current assets	614,507	565,935

Total current assets	5,699,702	3,235,543
Certificates of deposit	--	30,000
Assets related to home health operations held for sale	--	540,398
Equipment, furniture and leasehold improvements, net	475,919	430,382
Goodwill	14,342,510	14,342,510
Managed care contracts, net of accumulated amortization of $1,982,000 and $1,717,000,
respectively	1,528,822	1,793,431
Deferred financing costs, net of accumulated amortization of $4,016,000 and
$3,562,000, respectively	971,903	518,382
Other assets, net	105,753	109,330

Total assets	$23,124,609	$20,999,976

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$649,091	$683,488
Accrued expenses	2,759,361	2,283,048
Liabilities related to terminated IPA, net	37,254	110,345
Credit facility	2,287,604	2,315,000
Current portion of convertible subordinated notes payable	48,384	233,716
Current portion of long-term debt	402,384	2,640,943
Current portion of related party notes payable	63,854	63,854
Accrued interest payable	37,206	51,754
Current portion of capital lease obligations	88,202	70,913

Total current liabilities	6,373,340	8,453,061
Deferred gain on extinguishment of debt	3,500,000	3,850,000
Capital lease obligations, less current portion	118,860	125,606
Convertible subordinated notes payable, less current portion	4,122,751	4,122,751
Long term debt, less current portion	1,055,828	1,341,947
Related party notes payable, less current portion	965,406	997,333

Total liabilities	16,136,185	18,890,698
Commitments and contingencies
Shareholders' equity:
Common stock; $0.0001 par value; 100,000,000 shares authorized, 46,221,194 shares issued and 43,225,001 shares outstanding at March 31, 2004and 45,375,194 shares
issued and 42,379,001 shares outstanding at June 30, 2003	4,323	4,239
Additional paid-in capital	61,501,165	60,279,880
Accumulated deficit	(49,092,363)	(52,750,140)
Treasury stock (2,996,193 shares)	(5,424,701)	(5,424,701)

Total shareholders' equity	6,988,424	2,109,278

Total liabilities and shareholders' equity	$23,124,609	$20,999,976

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended March 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,657,777	$(765,750)
Loss from discontinued operations	1,593,843	1,359,865

Income from continuing operations	5,251,620	594,115
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization, including amortization of deferred loan costs	838,467	869,922
Gain on equipment disposals	--	500
Gain on extinguishment of debt	(350,000)	--
Provision for bad debts	104,296	12,357
Medicare settlement related to terminated operations	(2,218,278)	--
Director compensation paid through the issuance of restricted common stock	--	123,000
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	32,496	(169,508)
Increase in prepaid expenses and other current assets	(48,572)	(38,593)
Decrease in other receivables	24,215	415,484
Increase in other assets	(1,507)	(20,158)
(Increase) decrease in due from HMO's, net	(1,635,615)	471,629
(Increase) decrease in due to/from Medicare, net	103,926	153,968
Increase in accounts payable and accrued expenses	441,916	350,719
(Decrease) increase in accrued interest payable	(14,548)	11,477

Net cash provided by continuing operations	2,528,416	2,774,912
Net cash used in discontinued operations	(1,182,540)	(1,421,260)

Net cash provided by operating activities	1,345,876	1,353,652
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from equipment disposals	--	500
Proceeds from maturities of restricted cash, net	30,353	100,056
Property and equipment additions	(64,070)	(79,230)

Net cash (used in) provided by continuing operations	(33,717)	21,326
Net cash used in discontinued operations	(938)	(20,568)

Net cash (used in) provided by investing activities	(34,655)	758

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on convertible subordinated notes	(185,332)	(205,423)
Payments on related party notes	(31,927)	(31,927)
Principal repayments under capital lease obligations	(51,277)	(94,601)
Third party assumption of capital lease obligations	--	(1,789)
Net decrease in credit facility	(27,396)	(515,000)
Payments for deferred financing costs	(15,000)	--
Proceeds from exercises of stock options	351,369	--
Advances from HMOs	--	75,000
Payment on advances from HMOs	--	(75,000)
Repayments to Medicare per agreements	(306,399)	(488,380)

Net cash used in continuing operations	(265,962)	(1,337,120)
Net cash used in discontinued operations	--	(81,506)

Net cash used in financing activities	(265,962)	(1,418,626)

Net increase (decrease) in cash and cash equivalents	1,045,259	(64,216)
Cash and cash equivalents at beginning of period	160,743	180,410

Cash and cash equivalents at end of period	$1,206,002	$116,194

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITY:
Stock issued for deferred financing costs	$870,000	$645,540

Note payable issued for refunds due to Medicare for overpayments	$-	$694,800

Purchase of furniture and fixtures with proceeds of capital lease obligations	$61,820	$56,463